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                                                                     EXHIBIT 5.1

                               February 17, 1999

hi/fn, inc.
750 University Avenue
Los Gatos, CA 95032

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 17, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of your Common Stock (the "Shares"). As your counsel, in connection with this transaction we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the plan of distribution set forth in the Registration Statement.

     It is our opinion that, when issued and sold in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation